Exhibit 10.54

[EXECUTION]

AMENDMENT NO. 14 TO AMENDED AND RESTATED LOAN AGREEMENT

This AMENDMENT NO. 14 TO AMENDED AND RESTATED LOAN AGREEMENT (this “Amendment”), dated as of October 8, 2008, is entered into by and among Wise Alloys LLC, a Delaware limited liability company (“Alloys”), Wise Recycling, LLC, a Maryland limited liability company (“Recycling” and together with Alloys, each individually a “Borrower” and collectively, “Borrowers”), Wise Metals Group LLC, a Delaware limited liability company (“Group”), Wise Alloys Finance Corporation, a Delaware corporation (“Finance”), Listerhill Total Maintenance Center LLC, a Delaware limited liability company (“Listerhill”), Wise Warehousing, LLC, a Delaware limited liability company (“Warehousing”), Wise Recycling Texas, LLC, a Delaware limited liability company (“Recycling Texas”), Wise Recycling West, LLC, a Delaware limited liability company (“Recycling West” and together with Group, Finance, Listerhill, Warehousing and Recycling Texas, each individually a “Guarantor” and collectively, “Guarantors”), the lenders from time to time party thereto, and Wachovia Bank, National Association, successor by merger to Congress Financial Corporation, in its capacity as administrative agent (in such capacity, “Agent”) for Lenders (as hereinafter defined).

W I T N E S S E T H:

WHEREAS, Agent and the financial institutions from time to time parties to the Loan Agreement (as hereinafter defined) as lenders (each individually, a “Lender” and collectively, “Lenders”) have entered into financing arrangements with Borrowers pursuant to which Agent and Lenders have made and provided and hereafter may make and provide, upon certain terms and conditions, loans and advances and other financial accommodations to Borrowers as set forth in the Amended and Restated Loan Agreement, dated May 5, 2004, by and among Agent, Lenders, Borrowers and Guarantors, as amended by Amendment No. 1 to Amended and Restated Loan Agreement, dated as of June 30, 2004, Amendment No. 2 to Amended and Restated Loan Agreement, dated as of November 10, 2004, Amendment No. 3 and Waiver to Amended and Restated Loan Agreement, dated as of March 21, 2005, Amendment No. 4 to Amended and Restated Loan Agreement, dated as of October 31, 2005, Amendment No. 5 to Amended and Restated Loan Agreement, dated as of March 3, 2006, Amendment No. 6 to Amended and Restated Loan Agreement, dated as of March 31, 2006, Amendment No. 7 to Amended and Restated Loan Agreement, dated as of April 28, 2006, Amendment No. 8 to Amended and Restated Loan Agreement, dated as of June 12, 2006, Amendment No. 9 and Waiver to Amended and Restated Loan Agreement, dated as of August 4, 2006, Amendment No. 10 to Amended and Restated Loan Agreement, dated as of December 31, 2006, Amendment No. 11 to Amended and Restated Loan Agreement, dated as of July 31, 2007, Amendment No. 12 to Amended and Restated Loan Agreement, dated as of February 25, 2008, and Amendment No. 13 and Waiver to Amended and Restated Loan Agreement, dated as of April 25, 2008 (as the same now exists and may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”) and the other agreements, documents and instruments referred to therein or any time executed and/or delivered in connection therewith or related thereto, including this Amendment (all of the foregoing, together with the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Financing Agreements”);

WHEREAS, Borrowers have requested that Agent and Lenders agree to make certain amendments to the Loan Agreement, and Agent and Lenders are willing to agree to such requests, subject to the terms and conditions contained herein;

WHEREAS, the parties hereto desire to enter into this Amendment to evidence and effectuate such amendments, subject to the terms and conditions and to the extent set forth herein;

NOW, THEREFORE, in consideration of the premises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Definitions.

(a) Additional Definitions. As used herein, the following terms shall have the meanings given to them below and the Loan Agreement shall be deemed and is hereby amended to include, in addition and not in limitation, the following definitions:

(i) “Amendment No. 14” shall mean Amendment No. 14 to Amended and Restated Loan Agreement, dated as of October 8, 2008, among Agent, Lenders, Borrowers and Guarantors, as the same now exists and may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(ii) “Amendment No. 14 Effective Date” shall mean the first date on which all of the conditions precedent to the effectiveness of Amendment No. 14 shall have been satisfied or shall have been waived by Agent.

(iii) “Eligible Working Capital” shall have the meaning given to such term in the Indenture.

(iv) “Initial Tranche C Lender” shall mean Wachovia Bank National Association, in its capacity as a Tranche C Lender.

(v) “Revolving Loan Limit” shall mean, as to each Borrower, the amount equal to (a) the lesser of (i) $278,000,000 and (ii) the Eligible Working Capital minus (b) the then outstanding principal amount of the Revolving Loans and Letter of Credit Accommodations provided to the other Borrowers.

(vi) “Tranche C Commitment” shall mean, at any time, as to each Tranche C Lender, the principal amount set forth next to such Tranche C Lender’s name on Schedule 1.27 hereto designated as the Tranche C Commitment of such Tranche C Lender or on Schedule 1 to the Assignment and Acceptance Agreement pursuant to which such Tranche C Lender became a Tranche C Lender hereunder in accordance with the provisions of Section 13.7 hereof, as the same may be adjusted from time to time in accordance with the terms hereof; sometimes being collectively referred to herein as “Tranche C Commitments”.

(vii) “Tranche C Lenders” shall mean, collectively, the Lenders having a Tranche C Commitment or all or a portion of the Tranche C Loan owing to it; each sometimes being referred to herein individually as a “Tranche C Lender”; provided, that, each Tranche C Lender shall, and shall agree in writing that it shall, have no right whatsoever (a) to consent to any amendment, modification, waiver, consent or other such action with respect to any of the terms of this Agreement or any of the other Financing Agreements, except as set forth in Sections 11.3(a)(i), (ii), (iv), (v), (vi), (vii) and (viii) hereof, (b) to vote on any other matter related to this Agreement or any of the other Financing Agreements, except as set forth in Sections 11.3(a)(i), (ii), (iv), (v), (vi), (vii) and (viii) hereof, (c) to require Agent or any Lender to undertake any action (or refrain from taking any action) with respect to this Agreement, any of the other Financing Agreements or the Collateral, or (d) to attend any meeting with Agent or any Lender or receive any information from Agent or any Lender to the extent that Agent reasonably and in good faith determines that the attendance by such Tranche C Lender at such meeting or the receipt of such information by such Tranche C Lender either (i) could reasonably be expected to represent a conflict of interest between such Tranche C Lender in its capacity as a Lender and in its capacity as an account debtor or customer of Borrowers or (ii) could reasonably be expected to be adverse in any material respect to the interests of Agent or any Lender (other than such Tranche C Lender) or confer an unfair advantage in any material respect to such Tranche C Lender in its capacity as an account debtor or customer of Borrowers.

(viii) “Tranche C Loan” shall mean the supplemental term loan in the principal amount of $22,000,000 made by the Initial Tranche C Lenders to Borrowers on the Amendment No. 14 Effective Date as set forth in Section 2.1(h) hereof.

(b) Amendments to Definitions.

(i) Adjusted Loan Limit. The definition of “Adjusted Loan Limit” in the Loan Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:

“‘Adjusted Loan Limit’ shall mean, on any date, the amount equal to the lesser of (a) $278,000,000, (b) the amount of the aggregate Borrowing Bases of all Borrowers on such date and (c) the sum of (i) the amount of the Eligible Working Capital on such date, plus (ii) the amount of the Eligible Working Capital Variance on such date.”

(ii) Applicable Margin. Effective as of September 1, 2009, the definition of “Applicable Margin” in Section 1.10 of the Loan Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:

“1.10 Applicable Margin’ shall mean, at any time, as to the interest rate for Prime Rate Loans and for Eurodollar Rate Loans, the applicable percentage (on a per annum basis) set forth below if EBITDA of Group and its Subsidiaries for the immediately preceding three (3) or four (4) fiscal quarter period, as applicable (as set forth in the most recent consolidated financial statements of Group and its Subsidiaries delivered to Agent in accordance with Section 9.6(a) hereof), as determined by Agent is at or within the levels indicated for such percentage as of the last day of the immediately preceding fiscal quarter:

Tier	EBITDA for 3 Fiscal Quarters Ending June 30,2009	EBITDA for 4 Fiscal Quarters Ending September 30,2009 and ending the last day of each Fiscal Quarter thereafter	Applicable Prime Rate Margin	Applicable Eurodollar Rate Margin
1	Greater than $39,000,000	Greater than $60,000,000	1.25%	3.50%

2	Less than or equal to $39,000,000 and greater than $33,000,000	Less than or equal to $60,000,000 and greater than $55,000,000	1.50%	3.75%

3	Less than or equal to $33,000,000	Less than or equal to $55,000,000	1.75%	4.00%

provided, that, (i) the Applicable Margin shall be calculated and established once each fiscal quarter (commencing with the fiscal quarter ending on or about June 30, 2009) and shall remain in effect until adjusted thereafter during the next fiscal quarter thereafter, (ii) each adjustment of the Applicable Margin shall be effective as of the first day of the second month of a fiscal quarter based on the EBITDA of Group and its Subsidiaries as of the end of the immediately preceding fiscal quarter, (iii) the Applicable Margin for the period from September 1, 2008 through and including July 31, 2009 shall be the amounts set forth in Tier 3 above. In the event that at any time after the end of a fiscal quarter, the EBITDA of Group and its Subsidiaries for the immediately preceding three (3) or four (4) fiscal quarter period, as applicable, used for the determination of the Applicable Margin was greater than the actual amount of the actual EBITDA of Group and its Subsidiaries for such three (3) or four (4) fiscal quarter period, as applicable, as a result of the inaccuracy of information provided by or on behalf of Borrowers to Agent for the calculation of EBITDA, the Applicable Margin for such preceding fiscal quarters shall be adjusted to the applicable percentage based on such actual EBITDA of Group and its Subsidiaries for such three (3) or four (4) fiscal quarter period, as applicable, and any additional interest for the applicable period as a result of such recalculation shall be promptly paid to Agent. The foregoing shall not be construed to limit the rights of Agent and Lenders with respect to the amount of interest payable after a Default or Event of Default whether based on such recalculated percentage or otherwise.”

(iii) Commitment. The definition of “Commitment” in Section 1.27 of the Loan Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:

“1.27 ‘Commitments’ shall mean, collectively, the Tranche A Commitments, the Tranche B Commitments and the Tranche C Commitments; sometimes being individually referred to herein as a ‘Commitment’.”

(iv) Excess Availability. The definition of “Excess Availability” in Section 1.53 of the Loan Agreement is hereby amended by deleting the reference to “Loan Limit” and replacing it with “Revolving Loan Limit”.

(v) Interest Rate. The definition of “Interest Rate” in Section 1.73 of the Loan Agreement is hereby amended by (a) deleting the reference to “Loans” in clause (e)(ii) of such definition and replacing it with “Revolving Loans” and (b) deleting the reference to “Loan Limit” in clause (e)(ii) of such definition and replacing it with “Revolving Loan Limit”.

(vi) Inventory Loan Limit. The definition of “Inventory Loan Limit” in Section 1.75 of the Loan Agreement is hereby amended by deleting the reference to “Loans” and replacing it with “Revolving Loans”.

(vii) Loan Limit. The definition of “Loan Limit” in Section 1.80 of the Loan Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:

“1.80 [Intentionally Deleted] .”

(viii) Loans. The definition of “Loans” in Section 1.81 of the Loan Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:

“ ‘Loans’ shall mean, collectively, the Tranche A Loans, the Tranche B Loans and the Tranche C Loan.”

(ix) Maximum Credit. The definition of “Maximum Credit” in Section 1.84 of the Loan Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:

“1.84 ‘Maximum Credit’ shall mean the amount of $300,000,000.”

(x) Pro Rata Share. The definition of “Pro Rata Share” in Section 1.101 of the Loan Agreement is hereby amended by deleting clause (c) of such definition in its entirety and replacing it with the following:

“(c) with respect to a Tranche C Lender’s obligation to make the Tranche C Loan and receive payments of interest, fees, and principal with respect thereto, the fraction (expressed as a percentage) the numerator of which is such Tranche C Lender’s Tranche C Commitment and the denominator of which is the aggregate amount of all of the Tranche C Commitments of the Tranche C Lenders, as adjusted from time to time in accordance with the provisions hereof; provided, that, if the Tranche C Commitments have been terminated, the numerator shall be the unpaid amount of the Tranche C Loan owing to such Tranche C Lender and the denominator shall be the aggregate unpaid amount of the Tranche C Loan; and

(d) with respect to all other matters (including, without limitation, Special Agent Advances and the indemnification obligations arising under Section 11.5 hereof), at any time as to any Lender, the fraction (expressed as a percentage) the numerator of which is such Lender’s Commitment (provided, that, if the Commitments have been terminated, the numerator shall be the unpaid amount of such Lender’s Loans and its interest in Special Agent Advances and Letter of Credit Accommodations) and the denominator of which shall be the amount equal to the Commitments, as adjusted from time to time in accordance with the provisions hereof (provided, that, if the Commitments have been terminated, the denominator shall be the aggregate amount of all unpaid Loans, Special Agent Advances and Letter of Credit Accommodations).”

(xi) Required Lenders. The definition of “Required Lenders” in Section 1.113 of the Loan Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:

“1.113 ‘Required Lenders’ shall mean, at any time, those Lenders (other than Equity Affiliated Lenders and Tranche C Lenders) whose Pro Rata Shares aggregate sixty-six and two-thirds (66 2/3%) percent or more of the aggregate of the Commitments of all Lenders (other than Equity Affiliated Lenders and Tranche C Lenders), or if the Commitments shall have been terminated or reduced to zero, Lenders (other than Equity Affiliated Lenders and Tranche C Lenders) to whom at least sixty-six and two-thirds (66 2/3%) percent of the then outstanding Obligations (other than Obligations in respect of Tranche B Loans and Tranche C Loans) are owing.”

(xii) Reserves. The definition of “Reserves” in Section 1.114 of the Loan Agreement is hereby amended by deleting the reference to “Loans” and replacing it with “Revolving Loans”.

(xiii) Work-in-Process Sublimit. The definition of “Work-in-Process Sublimit” in the Loan Agreement is hereby amended by deleting the reference to “Loans” and replacing it with “Revolving Loans”.

(c) Interpretation. Capitalized terms used herein which are not otherwise defined herein shall have the respective meanings ascribed thereto in the Loan Agreement.

2. Loans.

(a) Section 2.1(a) of the Loan Agreement is hereby amended by deleting the proviso at the end of the first sentence of such Section in its entirety and replacing it with the following:

“provided, that, in each case, after giving effect to any such Tranche A Loan or Tranche B Loan, (x) the principal amount of the Tranche A Loans, Tranche B Loans and Letter of Credit Accommodations outstanding with respect to any Borrower shall not exceed the lesser of (1) the Borrowing Base of such Borrower at such time or (2) the Revolving Loan Limit of such Borrower at such time and (y) the aggregate principal amount of the Loans and Letter of Credit Accommodations outstanding to all Borrowers shall not exceed the lesser of (1) the Maximum Credit or (2) the Eligible Working Capital.”

(b) Sections 2.1(c), (d), (e), (f) and (g) of the Loan Agreement are hereby amended by deleting such Sections in their entirety and replacing them with the following:

“(c) Except in Agent’s discretion, with the consent of all Lenders, or as otherwise provided herein, (i) the aggregate amount of the Loans and Letter of Credit Accommodations outstanding at any time shall not exceed the Maximum Credit or the Eligible Working Capital, (ii) the aggregate amount of the Tranche A Loans and Letter of Credit Accommodations outstanding at any time to a Borrower shall not exceed the Tranche A Loan Limit of such Borrower, (iii) the aggregate amount of the Tranche B Loans outstanding at any time to a Borrower shall not exceed the Tranche B Loan Limit of such Borrower, (iv) the aggregate amount of the Revolving Loans and Letter of Credit Accommodations outstanding at any time to a Borrower shall not exceed the Borrowing Base of such Borrower or the Revolving Loan Limit of such Borrower, and (v) the aggregate principal amount of Revolving Loans and Letter of Credit Accommodations outstanding at any time to a Borrower based on the Eligible Inventory of such Borrower shall not exceed the Inventory Loan Limit for such Borrower.

(d) In the event that the aggregate amount of the Loans and Letter of Credit Accommodations outstanding at any time exceeds the Maximum Credit or the Eligible Working Capital, or the aggregate amount of the Tranche A Loans and Letter of Credit Accommodations outstanding at any time to a Borrower exceeds the Tranche A Loan Limit of such Borrower, or the aggregate amount of the Tranche B Loans outstanding at any time to a Borrower exceeds the Tranche B Loan Limit of such Borrower, or the aggregate amount of the Revolving Loans and Letter of Credit Accommodations outstanding at any time to a Borrower exceeds the Borrowing Base of such Borrower or the Revolving Loan Limit of such Borrower, or the aggregate principal amount of Revolving Loans and Letter of Credit Accommodations based on Eligible Inventory of a Borrower exceeds the Inventory Loan Limit of such Borrower, or the aggregate amount of the outstanding Letter of Credit Accommodations exceeds the sublimit for Letter of Credit Accommodations set forth in Section 2.2(e) hereof, such event shall not limit, waive or otherwise affect any rights of Agent or Lenders in such circumstances or on any future occasions and Borrowers shall, upon demand by Agent, which may be made at any time or from time to time, immediately repay to Agent the entire amount of any such excess(es) for which payment is demanded.

(e) If any Borrower (or Administrative Borrower on behalf of such Borrower) desires to borrow a Tranche B Loan, such Borrower (or Administrative Borrower on behalf of such Borrower) shall, pursuant to the terms of Section 2.1(f) hereof, give Agent no less than five (5) Business Days’ prior notice thereof. Notwithstanding this notice requirement, it is the intention of the Tranche A Lenders and the Tranche B Lenders that the aggregate outstanding principal amount of Revolving Loans be allocated among the Tranche A Lenders and the Tranche B Lenders ratably in accordance with their respective Pro Rata Shares (determined in accordance with the terms of clause (d) of the definition of Pro Rata Share based on the respective Tranche A Commitments of Tranche A Lenders and Tranche B Commitments of Tranche B Lenders or, if the Tranche A Commitments and Tranche B Commitments are terminated, based on the respective Tranche A Commitments of Tranche A Lenders and Tranche B Commitments of Tranche B Lenders in effect immediately preceding such termination).

(f) By no later than 11:00 a.m. (New York City time) on the last Business Day of each week or such other Business Day as Agent may from time to time request or as Administrative Borrower may desire (each such date, a “Tranche B Loan Deemed Borrowing Request Date”), Administrative Borrower shall deliver to Agent a forecast (each, a “Borrowing Forecast”) which projects in good faith the aggregate amount of Revolving Loans that Borrowers or Administrative Borrower will request to be borrowed on each of the next succeeding five (5) Business Days. By no later than 12:00 noon (New York City time) on each Tranche B Loan Deemed Borrowing Request Date, Administrative Borrower shall be deemed to have made a request to Agent for the borrowing of Tranche B Loans which are Prime Rate Loans on the fifth Business Day immediately following such Tranche B Loan Deemed Borrowing Request Date, or, if such Business Day is a day on which any Tranche B Lender is required to close under the laws of the State of Alabama, the next Business Day (each such date, a “Tranche B Loan Deemed Funding Date”), in an amount which, when combined with the then outstanding aggregate principal amount of all Tranche B Loans, would equal 34.532% percent of the sum of (i) the aggregate outstanding principal amount of all Revolving Loans on such Tranche B Loan Deemed Borrowing Request Date plus (ii) the aggregate amount of Revolving Loans projected to be borrowed for the five (5) Business Days commencing on such Tranche B Loan Deemed Borrowing Request Date as set forth in the Borrowing Forecast delivered on such Tranche B Loan Deemed Borrowing Request Date (or such lesser amount as may be borrowed without contravening the terms of Section 2.1(c) hereof).

(g) Agent shall, by no later than 3:00 p.m. (New York City time) on each Tranche B Loan Deemed Borrowing Request Date, provide written notice to the Tranche B Lenders setting forth the amount of the Tranche B Loans deemed to have been requested to be borrowed by Administrative Borrower and the date that such Tranche B Loans are requested to be borrowed, which date shall be the fifth Business Day immediately following such Tranche B Loan Deemed Borrowing Request Date. Provided that the weekly Borrowing Base Certificate most recently delivered to Agent pursuant to Section 7.1(a)(i)(E) hereof is made available to the Tranche B Lenders, each Tranche B Lender shall remit, in immediately available funds, the amount of such Tranche B Lender’s Pro Rata Share of the requested borrowing of Tranche B Loans to an account designated by Agent by no later than 12:00 p.m. (New York City time) on the Tranche B Loan Deemed Funding Date. Agent may apply the proceeds of all Tranche B Loans to repay the outstanding principal amount of the Tranche A Loans, it being the intention of the Tranche A Lenders and the Tranche B Lenders that the aggregate outstanding principal amount of Revolving Loans be allocated ratably among the Tranche A Lenders and the Tranche B Lenders in accordance with their respective Pro Rata Shares (determined in accordance with the terms of clause (d) of the definition of Pro Rata Share based on the respective Tranche A Commitments of Tranche A Lenders and Tranche B Commitments of Tranche B Lenders or, if the Tranche A Commitments and Tranche B Commitments are terminated, based on the respective Tranche A Commitments of Tranche A Lenders and Tranche B Commitments of Tranche B Lenders in effect immediately preceding such termination)

(h) Subject to and upon the terms and conditions contained herein, in Amendment No. 14 and in the other Financing Agreements, the Initial Tranche C Lender agrees to fund the Tranche C Loan to or for the benefit of Borrowers on the Amendment No. 14 Effective Date in the aggregate amount equal to the Tranche C Commitment. The Tranche C Loan (i) shall be repaid, together with interest and other amounts payable with respect thereto, in accordance with the provisions of this Agreement and the other Financing Agreements, (ii) shall be secured by all of the Collateral, and (iii) shall be subject to the Guarantees made by Borrowers and Guarantors in favor of Agent. Except for the making of the Tranche C Loan as set forth in this Section 2.1(h), Borrowers shall have no right to request from Tranche C Lenders (including, without limitation, the Initial Tranche C Lender), and Tranche C Lenders (including, without limitation, the Initial Tranche C Lender) shall have no obligation to make, any additional loans or advances to Borrowers under this Section 2.1(h) after the Amendment No. 14 Effective Date and any repayments of the Tranche C Loan shall not be subject to any readvance to or reborrowing by Borrowers.”

3. Commitments. Section 2.3 of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“2.3 Commitments. The aggregate amount of each Tranche A Lender’s Pro Rata Share of the Tranche A Loans and Letter of Credit Accommodations

shall not exceed the amount of such Tranche A Lender’s Tranche A Commitment, the aggregate amount of each Tranche B Lender’s Pro Rata Share of the Tranche B Loans shall not exceed the amount of such Tranche B Lender’s Tranche B Commitment, and the aggregate amount of each Tranche C Lender’s Pro Rata Share of the Tranche C Loan shall not exceed the amount of such Tranche C Lender’s Tranche C Commitment, as the same may from time to time be amended in accordance with the provisions hereof. Upon the making of the Tranche C Loan by the Initial Tranche C Lender on the Amendment No. 14 Effective Date, the Tranche C Commitment shall be terminated.”

4. Option to Increase Maximum Credit. Section 2.5 of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“2.5 [Intentionally Deleted].”

5. Unused Line Fee. Section 3.2(a) of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“(a) Unused Line Fee. Borrowers shall pay to Agent, for the account of Tranche A Lenders and Tranche B Lenders, monthly an unused line fee at a rate equal to one-half (.50%) percent per annum calculated upon the amount by which $278,000,000 exceeds the average daily principal balance of the outstanding Revolving Loans and Letter of Credit Accommodations during the immediately preceding month (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be payable on the first day of each month in arrears.”

6. Payments. Section 6.4(a) of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“(a) All Obligations shall be payable to the Agent Payment Account as provided in Section 6.3 or such other place as Agent may designate from time to time. Agent shall apply payments received or collected from any Borrower or Guarantor or for the account of any Borrower or Guarantor (including the monetary proceeds of collections or of realization upon any Collateral) as follows (subject to the provisions of the Intercreditor Agreement): first, to pay any fees, indemnities or expense reimbursements then due to Agent and Lenders from any Borrower or Guarantor; second, to pay interest due in respect of any Loans (and including any Special Agent Advances); third, to pay or prepay principal in respect of Special Agent Advances; fourth, to pay or prepay principal in respect of the Revolving Loans, whether or not then due, and to pay or prepay Obligations arising under or pursuant to any Hedge Agreements of a Borrower or Guarantor with an Affiliate of Agent (but as to any such Obligations arising under or pursuant to any Hedge Agreement, up to the amount of any then effective Reserve established in respect of such Obligations), on a pro rata basis; fifth, to pay or prepay principal in respect of the Tranche C Loan; sixth, to pay or prepay any other Obligations (excluding Obligations arising under or pursuant to Hedge

Agreements) whether or not then due, in such order and manner as Agent determines, and seventh, to pay or prepay any Obligations arising under or pursuant to Hedge Agreements (other than to the extent provided for above) on a pro rata basis. Notwithstanding anything to the contrary contained in the immediately prior sentence or any of the other provisions of this Agreement or any of the other Financing Agreements, upon and after the occurrence and during the continuance of a Triggering Event or any other time as Agent may elect when the aggregate outstanding principal amounts of the Tranche A Loans and the Tranche B Loans are not held ratably among the Tranche A Lenders and the Tranche B Lenders in accordance with their respective Pro Rata Shares (determined in accordance with the terms of clause (d) of the definition of Pro Rata Share based on the respective Tranche A Commitments of Tranche A Lenders and Tranche B Commitments of Tranche B Lenders or, if the Tranche A Commitments and Tranche B Commitments are terminated, based on the respective Tranche A Commitments of Tranche A Lenders and Tranche B Commitments of Tranche B Lenders in effect immediately preceding such termination), Agent shall apply payments received or collected from any Borrower or Guarantor or for the account of any Borrower or Guarantor (including the monetary proceeds of collections or of realization upon any Collateral) as follows (subject to the provisions of the Intercreditor Agreement): first, to pay any fees, indemnities or expense reimbursements then due to Agent and Collateral Agent from any Borrower or Guarantor; second, to pay any fees, indemnities or expense reimbursements then due to Tranche A Lenders and Tranche B Lenders from any Borrower or Guarantor; third, to pay interest due in respect of any Tranche A Loans and Tranche B Loans (and including any Special Agent Advances); fourth, to pay or prepay principal in respect of Special Agent Advances; fifth, to pay or prepay principal in respect of the Tranche A Loans or principal in respect of the Tranche B Loans, as applicable, in either case until the aggregate principal amount of the Tranche A Loans and the Tranche B Loans are outstanding ratably among the Tranche A Lenders and Tranche B Lenders in accordance with their respective Pro Rata Shares (determined in accordance with the terms of clause (d) of the definition of Pro Rata Share based on the respective Tranche A Commitments of Tranche A Lenders and Tranche B Commitments of Tranche B Lenders or, if the Tranche A Commitments and Tranche B Commitments are terminated, based on the respective Tranche A Commitments of Tranche A Lenders and Tranche B Commitments of Tranche B Lenders in effect immediately preceding such termination); sixth, to pay or prepay principal in respect of the Revolving Loans, whether or not then due, and to pay or prepay Obligations arising under or pursuant to any Hedge Agreements of a Borrower or Guarantor with an Affiliate of Agent (but as to any such Obligations arising under or pursuant to any Hedge Agreement, up to the amount of any then effective Reserve established in respect of such Obligations), on a pro rata basis; seventh, to pay any fees, indemnities and expense reimbursements then due to Tranche C Lenders from any Borrower or Guarantor; eighth, to pay interest due in respect of the Tranche C Loan; ninth, to pay or prepay principal in respect of the Tranche C Loan, whether or not then due; tenth, to pay or prepay any other Obligations (excluding Obligations arising under or pursuant to Hedge Agreements) whether or not then due, in such order and manner as Agent determines, on a pro rata basis; and eleventh, to pay or prepay any Obligations arising under or pursuant to Hedge Agreements (other than to the extent provided for above) on a pro rata basis. Notwithstanding anything to the contrary contained in this Agreement, (i) unless so directed by Administrative Borrower, or unless an Event of Default shall exist or have occurred and be continuing, Agent shall not apply any payments which it receives to any Eurodollar Rate Loans, except (A) on the expiration date of the Interest Period applicable to any such Eurodollar Rate Loans or (B) in the event that there are no outstanding Prime Rate Loans and (ii) to the extent any Borrower uses any proceeds of the Loans or Letter of Credit Accommodations to acquire rights in or the use of any Collateral or to repay any Indebtedness used to acquire rights in or the use of any Collateral, payments in respect of the Obligations shall be deemed applied first to the Obligations arising from Loans and Letter of Credit Accommodations that were not used for such purposes and second to the Obligations arising from Loans and Letter of Credit Accommodations the proceeds of which were used to acquire rights in or the use of any Collateral in the chronological order in which such Borrower acquired such rights in or the use of such Collateral.”

7. Pro Rata Treatment. Section 6.8 of the Loan Agreement is hereby amended by deleting such Section in its entirety arid replacing it with the following:

“6.8 Pro Rata Treatment. Except to the extent otherwise provided in this Agreement: (a) the making and conversion of Tranche A Loans shall be made among the Tranche A Lenders based on their respective Pro Rata Shares as to the Tranche A Loans, (b) the making and conversion of Tranche B Loans shall be made among the Tranche B Lenders based on their respective Pro Rata Shares as to the Tranche B Loans, (c) the making and conversion of the Tranche C Loan shall be made among the Tranche C Lenders based on their respective Pro Rata Shares as to the Tranche C Loan, (d) each payment on account of any Obligations to or for the account of one or more of Tranche A Lenders in respect of any Obligations due on a particular day shall be allocated among the Tranche A Lenders entitled to such payments based on their respective Pro Rata Shares and shall be distributed accordingly, (e) each payment on account of any Obligations to or for the account of one or more of Tranche B Lenders in respect of any Obligations due on a particular day shall be allocated among the Tranche B Lenders entitled to such payments based on their respective Pro Rata Shares and shall be distributed accordingly, and (f) each payment on account of any Obligations to or for the account of one or more of Tranche C Lenders in respect of any Obligations due on a particular day shall be allocated among the Tranche C Lenders entitled to such payments based on their respective Pro Rata Shares and shall be distributed accordingly.”

8. Settlement Procedures. Section 6.10(c) of the Loan Agreement is hereby amended by inserting the following new sentence at the end of such Section:

“The Initial Tranche C Lender shall be required to provide Agent with immediately available funds representing the Tranche C Loan, prior to Agent’s disbursement of the Tranche C Loan to (or for the benefit of) a Borrower on the Amendment No. 14 Effective Date.”

9. Sale of Assets, Consolidation, Merger, Dissolution, Etc.

(a) Clause (D) to the proviso to Section 9.7(b)(ii) of the Loan Agreement is hereby amended by deleting such clause in its entirety and replacing it with the following:

“(D) all of the proceeds of the sale and issuance of such Capital Stock shall be paid to Agent for application to the Obligations in accordance with Section 6.4(a) hereof”.

(b) Clause (B) to the proviso to Section 9.7(b)(iv) of the Loan Agreement is hereby amended by deleting such clause in its entirety and replacing it with the following:

“(B) the net cash proceeds of such sale or disposition shall promptly be remitted to Agent for application to the Obligations in accordance with Section 6.4(a) hereof”.

(c) Clause (B) to the proviso to Section 9.7(b)(v) of the Loan Agreement is hereby amended by deleting such clause in its entirety and replacing it with the following:

“(B) the net cash proceeds of any such sale shall promptly be remitted to Agent for application to the Obligations in accordance with Section 6.4(a) hereof”.

10. Minimum EBITDA. Effective as of July 31, 2008, Section 9.17 of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“9.17 Minimum EBITDA. Group and its Subsidiaries shall not permit the EBITDA of Group and its Subsidiaries for each period set forth below (each, a “Section 9.17 Test Period”) to be less than the amount set forth below opposite such Section 9.17 Test Period:

Period	Minimum EBITDA
October 1, 2008 through November 30, 2008	$4,500,000
October 1, 2008 through December 31, 2008	$7,000,000
October 1, 2008 through January 31, 2009	$11,600,000
October 1, 2008 through February 28, 2009	$16,200,000

Period	Minimum EBITDA
October 1, 2008 through March 31, 2009	$20,000,000
October 1, 2008 through April 30, 2009	$24,000,000
October 1, 2008 through May 31, 2009	$28,000,000
October 1, 2008 through June 30, 2009	$32,000,000
October 1, 2008 through July 31, 2009	$38,000,000
October 1, 2008 through August 31, 2009	$44,000,000
October 1, 2008 through September 30, 2009	$50,000,000
November 1, 2008 through October 31, 2009	$55,000,000
December 1, 2008 through November 30, 2009 and each twelve (12) month period ending on the last day of each month thereafter	$60,000,000

provided, that, (x) solely for purposes of this Section 9.17, the calculation of EBITDA shall not include the effects of any non cash accounting adjustments for FASB 133 or any non cash LIFO reserves; and (y) if the Adjusted Excess Availability is equal to or greater than $20,000,000 for each of the ten (10) consecutive days immediately preceding the last day of any Section 9.17 Test Period, then Group and its Subsidiaries shall not be required to comply with the terms of this Section 9.17 for such Section 9.17 Test Period.”

11. Capital Expenditures. Section 9.25 of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“9.25 Capital Expenditures. Group and its Subsidiaries shall not directly or indirectly, make or commit to make, whether through purchases, capital leases or otherwise, Capital Expenditures in an aggregate amount in excess of $25,000,000 during the fiscal year of Group ended on or about December 31, 2008 and $17,500,000 during each fiscal year of Group thereafter (each, a “Section 9.25 Test Year”); provided, that, the Adjusted Excess Availability is equal to or greater than $20,000,000 for each of the ten (10) consecutive days immediately preceding the last day of any Section 9.25 Test Year, then Group and its Subsidiaries shall not be required to comply with the terms of this Section 9.25 for such Section 9.25 Test Year,”

12. Amendments and Waivers.

(a) Section 11.3(a) of the Loan Agreement is hereby amended by deleting clause (iii) from such Section in its entirety and replacing it with the following:

“(iii) release any Guarantor or release or subordinate Collateral Agent’s lien on any Collateral (except as expressly required hereunder or under any of the other Financing Agreements or applicable law and except as permitted under Section 12.11(b) hereof), without the consent of Agent, all of the Tranche A Lenders and all of the Tranche B Lenders,”.

(b) Section 11.3(a) of the Loan Agreement is hereby amended by deleting clause (vi) from such Section in its entirety and replacing it with the following:

“(vi) (A) amend, modify or waive any terms of this Section 11.3, (B) amend, modify or waive the order or priority of the application of payments set forth in Section 6.4(a) hereof, or (C) amend, modify or waive the limit of $7,500,000 set forth in Section 12.8 hereof if the effect of such amendment, modification or waiver would increase such limit above $10,000,000, in each case without the consent of Agent and all Lenders, or”.

13. Additional Loans. Section 12.8 of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“12.8 Additional Loans. Agent shall not make any Revolving Loans or provide any Letter of Credit Accommodations to any Borrower on behalf of Tranche A Lenders and Tranche B Lenders intentionally and with actual knowledge that such Revolving Loans or Letter of Credit Accommodations would cause the aggregate amount of the total outstanding Revolving Loans and Letter of Credit Accommodations to any Borrower to exceed the Borrowing Base of such Borrower, without the prior consent of all Lenders, except, that, Agent may make such additional Revolving Loans or provide such additional Letter of Credit Accommodations on behalf of Tranche A Lenders and Tranche B Lenders intentionally and with actual knowledge that such Revolving Loans or Letter of Credit Accommodations will cause the total outstanding Revolving Loans and Letter of Credit Accommodations to any Borrower to exceed the Borrowing Base of such Borrower, as Agent may deem necessary or advisable in its discretion, so long as (a) the total principal amount of the additional Revolving Loans or additional Letter of Credit Accommodations to a Borrower which Agent may make or provide after obtaining such actual knowledge that the aggregate principal amount of the Revolving Loans equal or exceed the Borrowing Bases of Borrowers, plus the amount of Special Agent Advances made pursuant to Section 12.11(a)(i)(B) hereof then outstanding, shall not exceed the aggregate amount equal to $7,500,000 outstanding at any time and shall not cause the total principal amount of the Loans and Letter of Credit Accommodations to exceed the Maximum Credit or the Eligible Working Capital and (b) Agent shall not make any such additional Revolving Loan or Letter of Credit Accommodation more than ninety (90) days after the date of the first such additional Revolving Loan or Letter of Credit Accomadation pursuant to this Section 12.8, except as the Required Lenders may otherwise agree. Each Tranche A Lender and Tranche B Lender shall, subject to Section 2.3 hereof, be obligated to pay Agent the amount of its Pro Rata Share of any such additional Revolving Loans or Letter of Credit Accommodations.”

14. Collateral Matters.

(a) Section 12.1l(a)(iii) of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“(iii) Agent shall notify each Lender and Borrowers in writing of each Special Agent Advance, which notice shall include a description of the purpose of such Special Agent Advance. Without limitation of its obligations pursuant to Section 6.9 hereof, each Tranche A Lender and each Tranche B Lender agrees that it shall, subject to Section 2.3 hereof, make available to Agent, upon Agent’s demand, in immediately available funds, the amount equal to such Tranche A Lender’ and such Tranche B Lender’s Pro Rata Share of each Special Agent Advance described in clauses (A), (B) and (D) of Section 12.11(a)(i) hereof, and each Tranche A Lender agrees that it shall, subject to Section 2.3 hereof, make available to Agent, upon Agent’s demand, in immediately available funds, the amount equal to such Tranche A Lender’s Pro Rata Share of each Special Agent Advance described in clause (C) of Section 12.11(a)(i) hereof. If such funds are not made available to Agent by such Tranche A Lender or such Tranche B Lender, Agent shall be entitled to recover such funds, on demand from such Tranche A Lender or such Tranche B Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Agent’s option based on the arithmetic mean determined by Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of the three leading brokers of Federal funds transactions in New York City selected by Agent) and if such amounts are not paid within three (3) days of Agent’s demand, at the highest Interest Rate provided for in Section 3.1 hereof applicable to Prime Rate Loans.”

(b) Section 12.11(d) of the Loan Agreement is hereby amended by deleting the reference to “Loans” and replacing it with “Revolving Loans”.

15. Successor Agent. Section 12.13 of the Loan Agreement is hereby amended by deleting the second sentence from suoh Section in its entirety and replacing it with the following:

“If Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders (other than an Equity Affiliated Lender or a Tranche C Lender) a successor agent for Lenders.”

16. Schedules to Loan Agreement. After giving effect to the increase in the Commitments and the Maximum Credit provided for herein, the making of the Tranche C Loan on the Amendment No. 14 Effective Date and the assignments of the Loans and Commitments made on the Amendment No. 14 Effective Date pursuant to the Assignment and Acceptance Agreement dated on or about the date hereof between the Initial Tranche C Lender and Ball Metal Beverage Container Corp. (“Ball”), Schedule 1.27 to the Loan Agreement shall be deemed amended by deleting such Schedule in its entirety and replacing it with the Schedule attached hereto as Schedule 1.

17. Amendment Fee. In addition to all other fees, charges, interest and expenses payable by Borrowers to Agent and Lenders under the Loan Agreement and the other Financing Agreements, Borrowers shall pay to Agent, for the account of Tranche A Loan Lenders (to the extent and in accordance with the arrangements between Agent and each Tranche A Loan Lender), an amendment fee in the amount of $455,000, which fee shall be fully earned on the date hereof and shall be payable in three (3) installments, with the first installment in the amount of $155,000 due and payable on the date hereof, the second installment in the amount of $150,000 due and payable on December 1, 2008, and the third installment in the amount of $150,000 due and payable on February 1, 2009, provided, that, the entire amount of such fee shall become immediately due and payable, without notice or demand, at Agent’s option upon the occurrence of an Event of Default or the early termination of the Loan Agreement. Agent may, at its option, charge such amendment fee to the loan account of Borrowers maintained by Agent.

18. Additional Representations, Warranties and Covenants. Borrowers and Guarantors, jointly and severally, represent, warrant and covenant with and to Agent and Lenders as follows, which representations, warranties and covenants are continuing and shall survive the execution and delivery hereof, and the truth and accuracy of, or compliance with each, together with the representations, warranties and covenants in the other Financing Agreements, being a continuing condition of the making of Loans by Lenders to Borrowers:

(a) This Amendment and the other Financing Agreements executed and/or delivered by any Borrower or Guarantor in connection herewith (together with this Amendment, the “Amendment Documents”) have been duly authorized, executed and delivered by all necessary action on the part of each Borrower and Guarantor which is a party hereto and, if necessary, their respective members or stockholders, as the case may be, and is in full force and effect as of the date hereof, as the case may be, and the agreements and obligations of Borrowers and Guarantors contained herein or therein constitute legal, valid and binding obligations of Borrowers and Guarantors enforceable against them in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law.

(b) As of the date hereof, all of the representations and warranties set forth in the Loan Agreement and the other Financing Agreements are true and correct in all material respects on and as of the date hereof as if made on the date hereof, except to the extent any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and as of such date.

(c) Neither the execution, delivery and performance of this Amendment or any other Amendment Document, nor the consummation of any of the transactions contemplated herein or therein (i) are in contravention of law or any indenture, agreement or undertaking (including the Indenture) to which any Borrower or Guarantor is a party or by which any Borrower or

Guarantor or its property are bound, or (ii) violates any provision of the Certificate of Incorporation, Certificate of Formation, Operating Agreement, By-Laws or other governing documents of any Borrower or Guarantor.

(d) After giving effect to the increase in the Commitments and the Maximum Credit provided for herein, the Indebtedness under the Loan Agreement continues to constitute “Permitted Indebtedness” under (and as defined in) the Indenture.

(e) As of the date of this Amendment and after giving effect hereto, no Default or Event of Default exists or has occurred and is continuing.

19. Conditions Precedent. The provisions contained herein shall be effective as of the date hereof, but only upon the satisfaction of each of the following conditions precedent, in a manner satisfactory to Agent:

(a) Agent shall have received an original of this Amendment, duly authorized, executed and delivered by Borrowers, Guarantors and all Lenders;

(b) Agent shall have received, in form and substance satisfactory to Agent, an Assignment and Acceptance between the Initial Tranche C Lender and Ball, duly authorized, executed and delivered by the Initial Tranche C Lender and Ball, pursuant to which, among other things, the Initial Tranche C Lender shall assign all of the Tranche C Commitments and all of the Obligations in respect of the Tranche C Loan to Ball;

(c) Agent shall have received, in form and substance satisfactory to Agent, a No-Offset Letter, duly authorized, executed and delivered by Ball in favor of Agent;

(d) Agent shall have received, in form and substance satisfactory to Agent, an opinion letter of counsel to Borrowers and Guarantors with respect to this Amendment and such other matters as Agent may request (including, without limitation, an opinion as to no conflicts with other Indebtedness);

(e) Agent shall have received, in form and substance satisfactory to Agent, an opinion letter of Alabama counsel to Alloys with respect to this Amendment and such other matters as Agent may request;

(f) Agent shall have received, in form and substance satisfactory to Agent, a certificate of the Chief Financial Officer of Administrative Borrower certifying, among other things, that: (i) after giving effect to the increase in the Maximum Credit, the Indebtedness under the Loan Agreement shall continue to be “Permitted Indebtedness” for all purposes under the Indenture, and (ii) after giving effect to any such increase in the Maximum Credit and the other modifications set forth herein, the performance of the terms and conditions of the Loan Agreement and the other Financing Agreements and the incurrence of Obligations by Borrowers and Guarantors thereunder (A) are within each Borrower’s and Guarantor’s corporate or limited liability company powers, (B) have been duly authorized by each Borrower and Guarantor, (C) are not in contravention of law or the terms of any Borrower’s or Guarantor’s certificate of incorporation, certificate of formation, by laws, operating agreement or other organizational documentation, or any indenture (including the Indenture), agreement or undertaking to which any Borrower or Guarantor is a party or by which any Borrower or Guarantor or its property are bound, and (D) will not result in the creation or imposition of, or require or give rise to any obligation to grant, any lien, security interest, charge or other encumbrance upon any property of any Borrower or Guarantor, other than the liens in favor of Agent;

(g) all representations and warranties contained herein, in the Loan Agreement and in the other Financing Agreements shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date hereof and after giving effect hereto, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date);

(h) no law, regulation, order, judgment or decree of any Governmental Authority shall exist, and no action, suit, investigation, litigation or proceeding shall be pending or threatened in any court or before any arbitrator or Governmental Authority, which (i) purports to enjoin, prohibit, restrain or otherwise affect (A) the making of the Loans or providing the Letter of Credit Accommodations, or (B) the consummation of the transactions contemplated pursuant to the terms of this Amendment, the Loan Agreement or the other Financing Agreements or (ii) has or has a reasonable likelihood of having a Material Adverse Effect; and

(i) as of the date of this Amendment and after giving hereto, no Default or Event of Default shall exist or shall have occurred and be continuing.

20. Effect of this Amendment; Entire Agreement. Except as expressly set forth herein, no other changes or modifications to the Financing Agreements are intended or implied, and in all other respects the Financing Agreements are hereby specifically ratified, restated and confirmed by all parties hereto as of the date hereof. This Amendment and any instruments or documents delivered or to be delivered in connection herewith, represent the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written. To the extent of conflict between the terms of this Amendment and the other Financing Agreements, the terms of this Amendment shall control. The Loan Agreement and this Amendment shall be read and construed as one agreement.

21. Further Assurances. The parties hereto shall execute and deliver such additional documents and take such additional action as may be reasonably necessary or desirable to effectuate the provisions and purposes of this Amendment.

22. Governing Law. The validity, interpretation and enforcement of this Amendment and any dispute arising out of the relationship between the parties hereto whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York (including, without limitation, Section 5-1401 of the New York General Obligations Law) but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

23. Binding Effect. This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

24. Headings. The headings listed herein are for convenience only and do not constitute matters to be construed in interpreting this Amendment.

25. Counterparts. This Amendment may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement. In making proof of this Amendment, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto. This Amendment may be executed and delivered by telecopier or other electronic method of transmission with the same force and effect as if it were a manually executed delivered counterpart.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Agent, Lenders, Borrowers and Guarantors have caused this Amendment to be duly executed as of the day and year first above written.

AGENT AND LENDERS

WACHOVIA BANK, NATIONAL ASSOCIATION, as Agent and as a Lender

By:
Name:	Herbert C. Korn
Title:	Director

BANK OF AMERICA, N.A., as a Lender

By:
Name:	Robert Anchundia
Title:	Vice President

WELLS FARGO FOOTHILL, LLC as a Lender

By:
Name:	Matt Harbour
Title:	Vice President

BURDALE FINANCIAL LIMITED, as a Lender

By:
Name:	Antimo Barbieri
Title:	Senior Vice President

By:
Name	Phillip R. Webb
Title:	Director

THE EMPLOYEES’ RETIREMENT SYSTEM OF ALABAMA

By:
Name:
Title:

THE TEACHERS’ RETIREMENT SYSTEM OF ALABAMA

By:
Name:
Title:

[SIGNATURES CONTINUED ON NEXT PAGE]

BORROWERS AND GUARANTORS

WISE ALLOYS LLC

By:
Name:	Danny Mendelson
Title:	Executive Vice President

WISE RECYCLING, LLC

By:
Name:	Garrison Curtis
Title:	President

WISE METALS GROUP LLC

By:
Name:	Danny Mendelson
Title:	Executive Vice President

WISE ALLOYS FINANCE CORPORATION

By:
Name:	Danny Mendelson
Title:	President

LISTERHILL TOTAL MAINTENANCE CENTER LLC

By:
Name:	Danny Mendelson
Tittle:	Executive Vice President

WISE RECYCLING TEXAS, LLC

By:
Name:	Danny Mendelson
Title:	Executive Vice President

WISE WAREHOUSING, LLC

By:
Name:	Garrison Curtis
Title:	President

WISE RECYCLING WEST, LLC

By:
Name:	Garrison Curtis
Title:	President

SCHEDULE 1

TO

AMENDMENT NO. 14

TO

AMENDED AND RESTATED LOAN AGREEMENT

SCHEDULE 1.27

TO

AMENDED AND RESTATED LOAN AGREEMENT

Commitments

Lender	Tranche A Commitments	Tranche B Commitments	Tranche C Commitment	Total Commitments
Wachovia Bank, National Association	$50,000,000	$0	$0	$50,000,000
Bank of America, N.A.	$75,000,000	$0	$0	$75,000,000
Wells Fargo Foothill, LLC	$30,000,000	$0	$0	$30,000,000
Burdale Financial Limited	$27,000,000	$0	$0	$27,000,000
The Employees’ Retirement System of Alabama	$0	$31,680,000	$0	$31,680,000
The Teachers’ Retirement System of Alabama	$0	$64,320,000	$0	$64,320,000
Ball Metal Beverage Container Corp.	$0	$0	$22,000,000	$22,000,000
TOTAL:	$182,000,000	$96,000,000	$22,000,000	$300,000,000